Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Exicure, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	867,369 (2)	$2.04 (3)	$1,769,432.76	0.0000927	$164.03
	Total Offering Amounts					$1,769,432.76		$164.03
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fees Due							$164.03

(1)    Represents the shares of common stock, $0.0001 par value per share (the “common stock”), of Exicure, Inc. (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.
(2)    This registration statement registers the resale of 867,369 outstanding shares of common stock of the Registrant.
(3)    This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on July 7, 2022, as reported on the Nasdaq Capital Market.